Registration No. 333-192685
Filed Pursuant to Rule 424(b)(3)

DUKE ENERGY CORPORATION

DUKE ENERGY PREMIERNOTES®

VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

PRICING SUPPLEMENT

(To Prospectus dated December 6, 2013)

The Date of this Pricing Supplement is February 3, 2014

The Duke Energy PremierNotes Variable Denomination Floating Rate Demand Notes (the “Notes”) bear interest at a floating rate per annum determined by the Duke Energy PremierNotes Committee, or its designee, on a weekly basis to be effective on the following Monday. Under the terms of the PremierNotes program, the interest rate payable on the Notes may vary based on the principal amount of the Notes that an investor owns.

The current Registration Statement for the Notes (No. 333-192685) was automatically effective on December 6, 2013. As of February 3, 2014, the interest rates on the Notes will be as follows:

Amount of Notes	Interest Rate Per Annum
$0-$9,999.99	1.11% Yield	1.10% Rate
$10,000-$49,999.99	1.16% Yield	1.15% Rate
$50,000 - and above	1.26% Yield	1.25% Rate